UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  April 7, 2008

Nature Vision, Inc.
(Exact Name of Registrant as Specified in its Charter)

Minnesota
(State or Other Jurisdiction of Incorporation)

0-7475	41-0831186
(Commission File Number)	(IRS Employer Identification No.)

1480 Northern Pacific Road
Brainerd, Minnesota 56401
(Address of Principal Executive Offices and Zip Code)

(218) 825-0733
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

As previously reported, on March 11, 2008, Nature Vision, Inc. (“Nature Vision”), entered into a Purchase Agreement (the “Agreement”) with Natzel, LLC (the “Buyer”), for the sale of the facility located at 4800 Quebec Avenue North, New Hope, Minnesota. Under the terms of the Agreement, the Buyer agreed to purchase from Nature Vision the real property, building, improvements and certain personal property for a purchase price of $2.4 million to be paid at closing. On April 7, 2008, the transaction contemplated by the Agreement was completed.

Nature Vision estimates it will realize a book gain of approximately $1.6 million on the sale. Nature Vision anticipates the gain for tax purposes will be offset by net operating loss carry forwards. Nature Vision used a portion of the proceeds from the sale to pay off the mortgage loan with M&I Business Credit, LLC with a principal balance of approximately $1.9 million, and intends to use the remainder for general working capital purposes.

The foregoing summary of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement which was filed as Exhibit 10.1 to the Current Report on Form 8-K filed on March 11, 2008 and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits

(d).           Exhibits.

10.1           Purchase Agreement, dated March 10, 2008, between Nature Vision, Inc. and Natzel, LLC (previously filed as Exhibit 10.1 to the Registrant’s Report on Form 8-K dated March 11, 2008).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURE VISION, INC.
Date: April 8, 2008
/s/ David M. Kolkind
David M. Kolkind
Chief Financial Officer

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